Exhibit 99.1

Hello, and welcome to our second quarter fiscal year 2013 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, May 2, 2013, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks, Kathy. Good morning and welcome to our Q2 earnings call.

I’ll begin this session by reviewing our Q2 financial performance. Next, I will turn it over to Jim for more details on the quarter and on our outlook for FY13.

During Q2 Liquidity Services generated solid results in line with our guidance range while also funding major investments in support of our long term growth strategy. Q2 GMV was up 19% YOY to $259.1 million driven by growth in the volume of capital assets in our commercial and government marketplaces. Adjusted EBITDA of $29.2 million was down 6% YOY and adjusted EPS during Q2 was $0.48 down 8% YOY due to integration costs related to our acquisition of GoIndustry and delays in the rollout of new programs with selected large client projects.

Excluding integration costs, margins in our core business expanded year over year in Q2 as a result of operating leverage and efficiencies gained from our cross-site marketing efforts and the sale of value added services such as appraisal, refurbishing and our AssetZone asset management services. Our sales organization was very productive during Q2 across all sectors, resulting in several new mandates that will drive strong results during the second half of 2013 and beyond. We exited Q2 with zero debt and we continue to generate strong cash flows with an annual ROIC in excess of 50%.

We remain focused on executing our long term growth strategy to achieve $2 billion in GMV by fiscal year 2016.

By focusing on value-creating investments measured over a multi-year horizon we expect to deliver outstanding results to our clients, grow our market share and increase shareholder value.

Key initiatives include: (i) investing in our IT platform and suite of products, (ii) investing in our sales and marketing organization and (iii) completing the integration of recent acquisitions.

Our IT and product development team led by our new CIO, Leo Casusol, is executing a multi-year investment program to upgrade our e-commerce platform that will improve our buyer and seller experience and ability to scale our business. For example, we continue to make important investments to improve buyer participation in our online events and drive corresponding GMV growth. During Q2 we enabled the first phase of cross-site listings that present results from other LSI marketplaces when buyers search from their home marketplace. During Q2 we also released mobile versions of our Liquidation.com and Government Liquidation marketplaces. Our agile development approach is focused on quickly establishing a new baseline user experience with these changes, testing and then optimizing on top of this new baseline to improve results as we extend this functionality to all of our marketplaces. This an essential part of our core value of relentless improvement across our entire business.

We also continue to invest in AssetZone—our proprietary, web-based system which enables global organizations to track, value, redeploy and then seamlessly sell their assets in our online marketplaces. AssetZone has been very well received by top global corporations because it supports their sustainability goals tracked at the senior executive and Board level.

For example, during Q2 on behalf of a global CPG manufacturer we trained over 150 engineers and plant managers on our AssetZone system to standardize their management, redeployment and sale of idle equipment, inventory and raw materials. In this manner, Liquidity Services accelerates the “zero waste” and “green” initiatives of our clients by helping them identify, process, redeploy, and sell surplus, salvage, and scrap inventory and equipment that would otherwise be discarded as waste.

A second major area of investment is our sales and marketing organization.

Our marketing organization is rolling out improved sales collateral and seller facing branding to drive a more aligned and effective message to our Global Fortune 1000 target audience to capture more business.

We are training and educating our global sales organization on our collective services and adopting common best practices to successfully sell to large enterprises. We are investing in sophisticated technology and processes to increase the conversion of our sales leads and to track the progress we are making with accounts on a global scale.

Finally, we have established a Global Sales Committee with our top executives to ensure we are maximizing our collaboration and cross selling opportunities with our top commercial accounts to grow our business.

Our third major initiative is the integration of recent acquisitions. We have dedicated, cross functional project teams focused on completing the integration of our recent acquisitions of NESA and GoIndustry. NESA continues to go smoothly and we have continued to make progress with the integration of GoIndustry into our Capital Assets Group. We have eliminated non value added locations and activities while also making investments to integrate the sales and marketing organization, IT and back office systems. This has resulted in a more efficient, aligned and responsive organization and we expect to exit this fiscal year with GoIndustry operating profitably

Collectively these efforts are paying off as we have won several new contracts with large, global Fortune 1000 organizations within the pharmaceutical, consumer electronics, energy, retail and consumer packaged goods industries. Our wins have confirmed that the size and scale of our buyer base, breadth of services, market data and technology platform are highly unique and valued by the world’s largest organizations.

Our continued success with large Fortune 1000 and government agencies has increased the number and frequency of high value individual auction events. For example, we regularly close auctions with $1 million or more of GMV which may materially impact results in a given month. As such the formal reporting of monthly GSS data is less relevant to measuring the growth of our business and we will discontinue this practice commencing with the beginning of FY14 which is the month of October.

During the remainder of fiscal 2013 we will continue to sustain important multi-year investments that enable us to further penetrate our existing relationships, add new sellers and grow our buyer base over the long term as we take aim at our $2 billion annual GMV target.

In closing, we made significant progress advancing our business plan during Q2. Our integrity, customer focus and investment in innovation have enabled us to continue to expand our roster of blue chip clients. We now serve clients in over 25 countries across America, Europe and Asia and have created the most talent and capacity we have ever had to pursue key organic and external growth opportunities that build on our leadership position.

Now let me turn it over to Jim for a more detailed review of our financial results and outlook for FY13.

Thanks, Bill.

Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders.  Trailing twelve months adjusted earnings before interest taxes depreciation and amortization, or adjusted EBITDA was $109.9 million.  Our solid results for the second quarter demonstrate the operating efficiencies we have achieved across our entire business, as a result of investments we have made to support our growth over the last several years.  Adjusted EBITDA margin as a percent of GMV was 14.6% for our core business during the quarter, which excludes the operating results and losses from GoIndustry.

We are again in a period with vast opportunities, and our ability to capture these opportunities over the next several years will be shaped by our investments we are making over the next several quarters, the largest of which is the GoIndustry marketplace.  The opportunity to further serve 75 of the fortune 500 clients associated with the GoIndustry acquisition will require us to make more investments and restructure an organization that has not had any investments in the last four years.  After nine months of operating the GoIndustry organization and reaching out to many of our clients, we are focused on cultivating all the good team members serving the needs of our clients, investing in changes in technology to conform the usability of Liquidity Services’ marketplaces onto the GoIndustry platform, and restructure the organization to adopt the efficient operating model of Liquidity Services.

During the three months ended March 31, 2013, we made significant progress implementing our restructuring plan for GoIndustry. We closed non performing locations and rationalized the remaining supporting infrastructure, while maintaining the key elements of the organization that have consistently provided a high level of service to our Fortune 1,000 clients.  This restructuring resulted in approximately $2.3 million in additional costs during the quarter.  We expect to complete our restructuring plan over the next six months, and we believe these changes will enable the GoIndustry marketplace to achieve profitable operations in fiscal year 2014.  Over the next several years, we believe GoIndustry will drive one of the highest returns on invested capital for any of our acquisitions.

On November first, we also completed the acquisition of NESA, which expanded our capabilities and value added services in the consumer electronics vertical, as well as creating a significant presence for us in Canada.  NESA is another example of how Liquidity Services has expanded its menu of services based on the needs of our clients, as well as providing them a service location in Canada increasing their logistics efficiency.  We have continued the integration process of NESA, which is moving according to plan.

Next I will comment on our second quarter results.

Total GMV increased to a record $259.1 million up 18.7%.

GMV in our commercial marketplaces increased to a record $166.6 million up 29.9% principally as a result of organic growth from new and existing clients as well as the acquisition of GoIndustry on July 1, 2012.

GMV in our DoD surplus marketplace increased to a record $38.7 million up 14.2%, as a result of increasing property flow from the DoD.

GMV in our GovDeals, or state and local government, marketplace decreased to $36.2 million or 2.0%, as the second quarter last year had several large capital asset sales.

GMV in our DoD scrap marketplace decreased to $17.7 million or 8.5%, as a result of decreasing property flow from the DoD and a decrease in commodity prices.  As sales of DoD scrap have become less material, fluctuations in commodity prices are not materially effecting our financial performance.

Total revenue increased to a record $130.3 million up 3.7%, primarily due to the GMV growth discussed.  Revenue growth was lower than GMV growth as the portion of business using the consignment increased.

Technology and operations expenses increased 41.8% to $22.4 million.  As a percentage of revenue, technology and operations expenses increased to 17.2% from 12.6%. These increases are primarily due to (1) expenses of $4.7 million from the acquisitions of GoIndustry and NESA; and (2) expenses of $1.9 million in staff and temporary wages, including stock based compensation, and consultant fees associated with technology infrastructure projects.

Sales and marketing expenses increased 44.4% to $10.0 million.  As a percentage of revenue, sales and marketing expenses increased to 7.6% from 5.5%. These increases are primarily due to expenses of $3.1 million for the acquisitions of GoIndustry and NESA.

General and administrative expenses increased 44.1% to $11.8 million.  As a percentage of revenue, general and administrative expenses increased to 9.1% from 6.5%. These increases are primarily due to (1) expenses of $3.1 million for the acquisitions of GoIndustry and NESA; and (2) expenses of $0.5 million in staff wages, including stock based compensation and overhead expenses.

Adjusted EBITDA of $29.2 million decreased 5.6%.  Adjusted EBITDA margin as a percentage of GMV decreased to 11.3% from 14.1%, driven by operating losses and integration costs from GoIndustry.

Adjusted net income was down 8.9% to $15.6 million.  Adjusted diluted earnings per share was down 7.7% to $0.48 based on approximately 32.3 million diluted weighted average shares outstanding.

Operating cash flow as stated on our cash flow statement was negatively affected by approximately $2.2 million associated with the Jacobs acquisition earn-out final payment made in the quarter.

We continue to have a strong debt free balance sheet.  At March 31, 2013, we had a cash balance of $57.2 million, current assets of $128.7 million and total assets of $390.9 million, with $46.0 million in working capital.

Capital expenditures during the quarter were $0.6 million.  We expect capital expenditures to be $6.0 to $7.0 million for fiscal year 2013.

Management is providing the following guidance for the next quarter and fiscal year 2013.  We have assumed that we will once again receive the annual incentive payment under the DoD Scrap Contract in the next quarter.

We expect GMV for fiscal year 2013 to range from $1.025 billion to $1.1 billion, which is unchanged from our previous guidance range.  We expect GMV for the fiscal third quarter of 2013 to range from $250 million to $275 million.

We expect adjusted EBITDA for fiscal year 2013 to range from $115 million to $121 million, which is unchanged from our previous guidance range.  We expect adjusted EBITDA for the fiscal third quarter of 2013 to range from $29.0 million to $32.0 million.

We estimate adjusted earnings per diluted share for fiscal year 2013 to range from $1.90 to $2.02, which is unchanged from our previous guidance range.  For the fiscal third quarter of 2013, we estimate adjusted earnings per diluted share to range from $0.49 to $0.54.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 32.7 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.0 million to $3.5 million per quarter for the next two quarters of fiscal year 2013.  These stock based compensation costs are consistent with fiscal year 2012.

Bill and I will now answer questions.